UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): May 4, 2015
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Textura Corporation
(Exact Name of Registrant as Specified in its Charter)
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Delaware	001-35956	26-1212370
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1405 Lake Cook Road, Deerfield, IL		60015
(Address of Principal Executive Offices)		(Zip Code)

(847) 457-6500
Registrant's Telephone Number, Including Area Code

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On May 5, 2015, Textura Corporation (the “Company”) entered into a Transition Agreement (the “Agreement”) with Patrick Allin, pursuant to which the parties agreed that Mr. Allin’s existing employment agreement dated March 28, 2013 would terminate and Mr. Allin would continue to serve as the Company’s Executive Chairman from April 30, 2015 until the earlier of (a) December 31, 2015 (the “Initial Expiration Date”), and (b) the resignation, death or disability of Mr. Allin (the “Term”). The Term shall be extended for a one-year period commencing January 1, 2016 and for one-year periods thereafter unless, in each case, on or before December 1 prior to the Initial Expiration Date or expiration of any one-year extension, either Mr. Allin or the Company delivers to the other notice of Mr. Allin’s or the Company’s intention not to continue the Agreement in effect, in which case the Agreement shall terminate as of the December 31 of the year in which notice is given (the “Expiration Date”).
During the Term, Mr. Allin’s responsibilities will include those duties assigned by the Company’s Board of Directors (the “Board”) or the person then serving as Chief Executive Officer (“CEO”) and to work closely with the person then serving as the CEO to effectuate an appropriate transition of the CEO position (the “Duties”).
In consideration for Mr. Allin’s performance of the Duties during the Term, Mr. Allin is to receive an annual base salary of $535,000 and a restricted stock unit award with a value of $1,700,000, which will cliff vest on April 1, 2016. In addition, Mr. Allin is eligible to participate in the Company’s annual bonus plan for fiscal year 2015, with a target bonus equal to 125% of Mr. Allin’s base salary; provided that the actual amount of such bonus may range from 32% to 216% of Mr. Allin’s target bonus, contingent upon the achievement of performance goals set by the Company and previously approved by the Board.
If Mr. Allin’s employment terminates upon the Initial Expiration Date or a subsequent Expiration Date, or, if prior to the Initial Expiration Date or a subsequent Expiration Date, Mr. Allin’s employment is either terminated by the Company without Cause (as such term is defined in the Agreement) or by Mr. Allin for Good Reason (as such term is defined in the Agreement), Mr. Allin will be entitled to certain severance payments outlined in the Agreement, including (a) salary continuation for 24 months, (b) a bonus payment for the year of his termination equal to the greater of the target bonus for the year of termination or $684,000, representing the average bonus actually received by Mr. Allin for the three completed bonus plan years preceding 2015, (c) 24 months of medical, dental and vision coverage at the same cost to Mr. Allin as in effect on the day of his termination, (d) immediate vesting of any outstanding equity and equity-based awards (other than the restricted stock unit award described above and awards intended to satisfy the requirements for performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended) and an extended period to exercise options and (e) outplacement services with a value not to exceed $25,000. Severance benefits are generally conditioned on Mr. Allin's execution and delivery of a release of claims.
The foregoing description of Mr. Allin’s employment and compensation arrangement is qualified in its entirety by reference to the full text of the Agreement, which is filed as an exhibit to this Report on Form 8-K.

Item 5.07 Submission of Matters to a Vote of Security Holders
The Company held its annual meeting of stockholders (the “Annual Meeting”) on May 4, 2015. Of the 25,674,367 shares of common stock outstanding and entitled to vote as of March 10, 2015, the record date for the Annual Meeting, 22,894,469 shares were represented in person or by proxy at the Annual Meeting. A summary of the final voting results for each of the two matters voted upon by the stockholders at the Annual Meeting is set forth below.

1.
Stockholders elected each of the Class II directors, Gregory Besio, Matthew Botica and David Patterson, to serve a three year term expiring at the Company’s annual meeting of stockholders in 2018 based upon the following votes:

Name	For	Withheld	Broker Non-Vote
Gregory Besio	17,829,982	2,472,538	2,591,949
Matthew Botica	17,821,937	2,480,583	2,591,949
David Patterson	19,423,758	878,762	2,591,949

2.
Stockholders ratified the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2015 based upon the following votes:

For	Against	Abstain	Broker Non-Vote
22,083,908	810,467	94	-

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

10.1     Transition Agreement, dated May 5, 2015, of Patrick J. Allin

SIGNATURES
    Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TEXTURA CORPORATION
May 6, 2015	By:	/s/ Ryan Lawrence
		Name:	Ryan Lawrence
		Title:	SVP and Chief Legal Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Transition Agreement, dated May 5, 2015, of Patrick J. Allin